UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 30, 2006

NEW RIVER PHARMACEUTICALS INC.
(Exact name of Registrant as specified in charter)

Virginia	000-50851	54-1816479
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1881 Grove Avenue, Radford, Virginia	24141
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(540) 633-7978

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01.   Other Events.

On June 30, 2006, New River Pharmaceuticals Inc. (the “Company”) issued a press release announcing that an investigational new drug application (IND) was submitted to the U.S. Food and Drug Administration for NRP409 on June 29, 2006.

NRP409, the Company's Carrierwave™ triiodothyronine (T3) hormone, is a treatment for patients with primary hypothyroidism. The Company hopes that by reducing the variability of the hormone's availability, while reducing the safety risk associated with other T3 based therapies, NRP409 will mark the first significant improvement in thyroid hormone replacement therapy in approximately half a century.

The Company expects to begin enrollment in clinical studies of NRP409 by 3Q06. The Company anticipates that NRP409 should warrant a relatively abbreviated development pathway and hopes to file a new drug application (NDA) by the end of 2007. While the U.S. market for thyroid HRTs is significant, with roughly 3 billion doses per year, the field of endocrinology is concentrated enough that the Company expects to be able to commercialize and market NRP409 without a partner.

The Company also announced that it is evaluating whether to exercise its option to co-promote NRP104 in accordance with a collaboration agreement with Shire plc (LSE: SHP; Nasdaq: SHPGY; TSX: SHQ). NRP104 is currently under review with the FDA as a potential treatment for pediatric attention deficit/hyperactivity disorder. Should the Company decide to exercise this option, it expects to field approximately 100 sales representatives in the first half of 2007.

The press release issued on June 30, 2006 by the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press release issued on June 30, 2006 by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006

NEW RIVER PHARMACEUTICALS INC.

By:	/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release issued on June 30, 2006 by the Company.